Exhibit 99.1

CONTACT

Matt DiLiberto

Chief Financial Officer

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

SECOND QUARTER 2015 FFO OF $1.65 PER SHARE BEFORE TRANSACTION COSTS; AND EPS OF $(0.39) PER SHARE

RAISES 2015 EARNINGS GUIDANCE

Financial and Operating Highlights

•                  Second quarter FFO of $1.65 per share before transaction related costs of $0.03 per share compared to prior year FFO of $1.64 per share before transaction related costs of $0.02 per share.  Prior year FFO included a promote of $10.3 million, or $0.10 per share, recognized on the sale of 747 Madison Avenue.

•                  Raising 2015 NAREIT defined FFO guidance to a range of $6.30 to $6.34 per share, an increase of $0.05 per share at the midpoint, as compared to a previous range of $6.24 to $6.30 per share.

•                  Second quarter net loss attributable to common stockholders of $0.39 per share compared to prior year net income attributable to common stockholders of $2.46 per share. Current year net loss includes accelerated depreciation expense of $0.95 per share related to the properties that comprise the One Vanderbilt development site.

•                  Combined same-store cash NOI increased 4.9 percent for the second quarter and 4.0 percent for the first six months as compared to the same periods in the prior year.

•                  Signed 50 Manhattan office leases covering 839,590 square feet during the second quarter.  The mark-to-market on signed Manhattan office leases was 11.3 percent higher in the second quarter than the previously fully escalated rents on the same spaces.

•                  Signed 32 Suburban office leases covering 203,768 square feet during the second quarter. The mark-to-market on signed Suburban office leases was 1.0 percent lower in the second quarter than the previously fully escalated rents on the same spaces.

•                  Increased Manhattan same-store occupancy, inclusive of leases signed but not yet commenced, as of June 30, 2015 to 97.0 percent as compared to 94.9 percent as of June 30, 2014 and 95.9 percent as of March 31, 2015.

•                  Increased Suburban same-store occupancy, inclusive of leases signed but not yet commenced, as of June 30, 2015 to 84.2 percent as compared to 83.4 percent as of June 30, 2014 and 83.5 percent as of March 31, 2015.

•                  Signed a 10-year lease with Adidas at 115 Spring Street.

Investing Highlights

•                  Received final approval from the New York City Council for the development of the 63-story One Vanderbilt office tower directly west of Grand Central Terminal.

•                  Entered into an agreement to acquire Eleven Madison Avenue in Midtown South for $2.285 billion plus approximately $300.0 million in costs associated with lease stipulated improvements to the property.

•                  Entered into separate agreements to sell all of or interests in Tower 45, 131-137 Spring Street and the Meadows Office Complex for total gross asset valuations of $763.9 million.  The Company expects to recognize cash proceeds from these transactions in excess of $420.0 million.

•                  Entered into an agreement to acquire a 90.0 percent interest in The SoHo Building at 110 Greene Street based on a gross asset valuation of $255.0 million.

•                  Entered into an agreement to acquire two mixed-use properties located at 187 Broadway and 5-7 Dey Street in Downtown Manhattan for $63.7 million.

•                  Closed on the off-market acquisition of a mixed-use residential and retail property located on the Upper East Side of Manhattan for $50.0 million.

•                  Originated new debt and preferred equity investments totaling $302.5 million in the second quarter, of which $227.5 million was retained at a weighted average current yield of 10.5 percent.

Summary

New York, NY, July 22, 2015 — SL Green Realty Corp. (NYSE: SLG) today reported funds from operations, or FFO, for the quarter ended June 30, 2015 of $171.7 million, or $1.65 per share, before transaction related costs of $3.1 million, or $0.03 per share, as compared to FFO for the same period in 2014 of $162.6 million, or $1.64 per share, before transaction related costs of $1.7 million, or $0.02 per share.  FFO for the current quarter includes the recognition of the Company’s share of lease termination income at 919 Third Avenue of $5.8 million.  Prior year FFO included a promote of $10.3 million recognized on the sale of 747 Madison Avenue.

Net loss attributable to common stockholders for the quarter ended June 30, 2015 totaled $39.1 million, or $0.39 per share, inclusive of $99.1 million, or $0.95 per share, of acceleration depreciation expense related to the properties that comprise the One Vanderbilt development site.  Net income attributable to common stockholders for the quarter ended June 30, 2014 totaled $235.5 million, or $2.46 per share, inclusive of $117.8 million, or $1.18 per share, of gains recognized from the sale of 673 First Avenue and a purchase price fair value adjustment of $71.4 million, or $0.72 per share, related to the acquisition of the Company’s joint venture partner’s interest in 388-390 Greenwich Street.

All per share amounts in this press release are presented on a diluted basis.

Operating and Leasing Activity

For the quarter ended June 30, 2015, the Company reported consolidated revenues and operating income of $409.1 million and $251.3 million, respectively, compared to $380.6 million and $233.7 million, respectively, for the same period in 2014.

Same-store cash NOI on a combined basis increased by 4.9 percent to $183.8 million and by 4.0 percent to $353.6 million for the three and six months ended June 30, 2015, respectively, as compared to the same periods in 2014.  For the three months ended June 30, 2015, consolidated property same-store cash NOI increased by 5.0 percent to $163.3 million and unconsolidated joint venture property same-store cash NOI increased by 3.6 percent to $20.5 million, as compared to the same period in 2014.  For the six months ended June 30, 2015, consolidated property same-store cash NOI increased by 3.7 percent to $313.1 million and unconsolidated joint venture property same-store cash NOI increased by 6.1 percent to $40.4 million, as compared to the same period in 2014.

During the second quarter, the Company signed 50 office leases in its Manhattan portfolio totaling 839,590 square feet.  Seventeen leases comprising 306,913 square feet represented office leases that replaced previous vacancy. Thirty-three leases comprising 532,677 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $60.74 per rentable square foot, representing an 11.3 percent increase over the previously fully escalated rents on the same office spaces.  The average lease term on the Manhattan office leases signed in the second quarter was 11.2 years and average tenant concessions were 7.5 months of free rent with a tenant improvement allowance of $60.17 per rentable square foot.

During the first six months of 2015, the Company signed 94 office leases in its Manhattan portfolio totaling 1,305,838 square feet. Thirty-two leases comprising 621,191 square feet represented office leases that replaced previous vacancy. Sixty-two leases comprising 684,647 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $62.40 per rentable square foot, representing a 12.6 percent increase over the previously fully escalated rents on the same office spaces.

Manhattan same-store occupancy increased to 97.0 percent at June 30, 2015, inclusive of 103,385 square feet of leases signed but not yet commenced, as compared to 94.9 percent at June 30, 2014 and 95.9 percent at March 31, 2015.

During the second quarter, the Company signed 32 office leases in its Suburban portfolio totaling 203,768 square feet.  Nine leases comprising 35,188 square feet represented office leases that replaced previous vacancy. Twenty-three leases comprising the remaining 168,580 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated.  Those replacement leases had average starting rents of $34.85 per rentable square foot, representing a 1.0 percent decrease over the previously fully escalated rents on the same office spaces.  The average lease term on the Suburban office leases signed in the second quarter was 6.2 years and average tenant concessions were 5.0 months of free rent with a tenant improvement allowance of $26.65 per rentable square foot.

During the first six months of 2015, the Company signed 65 office leases in its Suburban portfolio totaling 414,678 square feet. Twenty leases comprising 131,329 square feet represented office leases that replaced previous vacancy. Forty-five leases comprising

283,349 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $34.07 per rentable square foot, representing a 3.5 percent decrease over the previously fully escalated rents on the same office spaces.

Same-store occupancy for the Company’s Suburban portfolio was 84.2 percent at June 30, 2015, inclusive of 127,646 square feet of leases signed but not yet commenced, as compared to 83.4 percent at June 30, 2014 and 83.5 percent at March 31, 2015.

Significant leases that were signed during the second quarter included:

•                  New lease on a total of 350,173 square feet on 10 floors with Bloomberg LP, the world’s premier information network, for 15.0 years at 919 Third Avenue;

•                  New lease on 133,208 square feet with WeWork for 15.0 years, comprising all nine floors at 315 West 36th Street;

•                  Early renewal on 70,145 square feet with Astor Parking, LLC at 1515 Broadway, bringing the remaining lease term to 10.1 years;

•                  New lease on 41,830 square feet with GIC (New York) Inc. at 280 Park Avenue for 15.0 years;

•                  New lease on 33,250 square feet with Golden Tree Asset Management LP at 485 Lexington Avenue for 10.5 years;

•                  Early renewal on 30,365 square feet with Haworth, Inc. at 125 Park Avenue, bringing the remaining lease term to 12.4 years;

•                  Early renewal on 27,321 square feet with UBS Financial Services at 750 Washington Boulevard, Stamford, Connecticut, bringing the remaining lease term to 6.8 years;

•                  New lease on 26,520 square feet with Shiseido at The Meadows, Rutherford, New Jersey for 10.8 years; and

•                  New lease on 21,981 square feet with Infor (US), Inc. at 641 Sixth Avenue for 10.8 years increasing its commitment to 136,029 square feet at 635-641 Sixth Avenue.

In July, the Company announced that Adidas signed a 10-year lease at 115 Spring Street, a prime location in one of Manhattan’s strongest retail areas.  The two-level 5,218 square foot space will be the new home of sportswear company’s Originals boutique.

Marketing, general and administrative, or MG&A, expenses for the quarter ended June 30, 2015 were $23.2 million, or 5.0 percent of total revenues and an annualized 49 basis points of total assets including the Company’s share of joint venture revenues and assets.

Real Estate Investment Activity

In May, the New York City Council approved plans for the Company’s One Vanderbilt office tower and demolition has commenced on the site. Located directly west of Grand Central Terminal, the 63-story skyscraper will be 1,501 feet tall and contain 1.6 million rentable square feet of Class A commercial space. One Vanderbilt features open floor plans, efficient use of space, and the highest level of sustainable design in New York City.  TD Bank will anchor approximately 200,000 square feet of space in One Vanderbilt, including a flagship retail store on the northeast corner of 42nd Street and Madison Avenue. The Company will invest an $220.0 million in public infrastructure, constructing new, direct subway access points and circulation areas, easing platform and mezzanine crowding and allowing trains to move more quickly through the station at peak hours.

In May, the Company entered into an agreement to acquire Eleven Madison Avenue for $2.285 billion plus approximately $300.0 million in costs associated with lease stipulated improvements to the property. Eleven Madison Avenue is a 29-story, 2.3 million square foot Class-A, Midtown South office property that was built in 1929 and originally served as the headquarters of Metropolitan Life Insurance Company. After a $700.0 million modernization in the 1990s, it became the North American headquarters of Credit Suisse, which continues to be the largest tenant in the building today. It also will serve as the new headquarters for Sony Corp. of America. The transaction is expected to close in the third quarter of 2015, subject to customary closing conditions.

In July, the Company announced an agreement to sell Tower 45, the office building located at 120 West 45th Street, for $365.0 million, or approximately $830 per square foot.  The 440,000-square-foot Tower 45 was acquired by the Company in 2007 as part of the merger with Reckson Associates. Subsequently, the Company executed a significant capital improvement program that successfully repositioned the property. Tower 45 is currently 96.2 percent leased. The transaction is expected to close in the third quarter of 2015, subject to customary closing conditions.

In July, the Company announced the formation of a joint venture with Invesco Real Estate (“Invesco”) for the ownership of 131-137 Spring Street, a 73,000 square foot mixed-use asset located in SoHo. Under the terms of the agreement, Invesco will acquire an 80.0 percent stake in the property, with the Company retaining a 20.0 percent ownership interest as well as management and leasing responsibilities. The transaction values the property at $277.8 million.  131-137 Spring Street, a six-story building in the heart of the popular SoHo shopping district, features 100 feet of ground floor frontage on Spring Street and houses the multi-level flagship stores for Diesel and Burberry while the balance of the building includes office space and residential rental units.  The transaction is expected to close in the third quarter of 2015, subject to customary closing conditions.

The Company will recognize cash proceeds in excess of $400.0 million from the 131-137 Spring Street and Tower 45 transactions, combined, which were executed at a blended cap rate of 3.3 percent.

In April, the Company, together with its joint venture partner, entered into an agreement to sell the Meadows Office Complex, a two-building 604,000 square foot property in Rutherford, New Jersey, for $121.1 million.  The Company owns a 50 percent joint venture interest in the property, which is 91 percent leased, with Onyx Equities.

In July, the Company announced an agreement to acquire a 90.0 percent interest in The SoHo Building at 110 Greene Street based on a gross asset valuation of $255.0 million. The 13-story iconic mixed-use property is located in the heart of historic SoHo, one of New York City’s most desirable submarkets. 110 Greene Street is the tallest building in the submarket, offering office and residential tenants unparalleled views, along with large floor plates and substantial common areas.  Retail space at the building, along Greene and Mercer Streets, offers existing and future tenants high visibility on two of the strongest retail streets in Manhattan. Notwithstanding the building’s current prominence, the Company plans additional enhancements to the property as it reintroduces it to the marketplace.  The transaction increases the Company’s sizable footprint in SoHo, adding the submarket’s best office space to the Company’s commercial portfolio, and extending its substantial retail presence. The transaction is expected to close in the third quarter of 2015, subject to customary closing conditions.

In July, the Company announced an agreement to acquire two mixed-use properties located at 187 Broadway and 5-7 Dey Street for $63.7 million.  Located adjacent to the entrance to Downtown Manhattan’s new Fulton Transit Center and one block east of the World Trade Center, the site consists of two mixed-use, retail/office buildings in a neighborhood that has undergone rapid growth in the office, residential and retail segments. The transaction is expected to close in the third quarter of 2015, subject to customary closing conditions.

In June 2015, the Company closed on the off-market acquisition of a mixed-use residential and retail property located on the Upper East Side of Manhattan for $50.0 million. The property is situated directly across the street from two new subway stations that will anchor the Second Avenue subway line and presents long-term value add opportunities for the Company’s residential and retail business.

Debt and Preferred Equity Investment Activity

The carrying value of the Company’s debt and preferred equity investment portfolio totaled $1.7 billion at June 30, 2015.  During the second quarter, the Company originated new debt and preferred equity investments totaling $302.5 million, of which $227.5 million was retained and $193.0 million was funded, at a weighted average current yield of 10.5 percent, and recorded $82.8 million of principal reductions from investments that were sold or repaid.  As of June 30, 2015, the debt and preferred equity investment portfolio had a weighted average maturity of 1.7 years, excluding any extension options, and had a weighted average yield during the second quarter of 10.2 percent.

Guidance

Based on the Company’s performance for the first six months of 2015 and its outlook for the remainder of 2015, the Company is raising its NAREIT defined FFO guidance for 2015 to a range of $6.30 to $6.34 per share, an increase of $0.05 per share at the midpoint, as compared to the previous FFO guidance range of $6.24 to $6.30 per share.

Dividends

During the second quarter of 2015, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.60 per share of common stock, which was paid on July 15, 2015 to shareholders of record on the close of business on June 30, 2015; and

•                  $0.40625 per share on the Company’s 6.50% Series I Cumulative Redeemable Preferred Stock for the period April 15, 2015 through and including July 14, 2015, which was paid on July 15, 2015 to shareholders of record on the close of business on June 30, 2015, and reflects the regular quarterly dividend, which is the equivalent of an annualized dividend of $1.625 per share.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, July 23, 2015 at 2:00 pm ET to discuss the financial results.

The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Financial Reports.”

The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at http://slgreen.com/ under “Event Calendar & Webcasts” and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (877) 312-8765 Domestic or (419) 386-0002 International.

A replay of the call will be available through July 30, 2015 by dialing (800) 585-8367, using pass-code 70777563.

Company Profile

SL Green Realty Corp., an S&P 500 company and New York City’s largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of June 30, 2015, SL Green held interests in 120 Manhattan buildings totaling 44.1 million square feet. This included ownership interests in 29.0 million square feet of commercial buildings and debt and preferred equity investments secured by 15.1 million square feet of buildings. In addition to its Manhattan investments, SL Green held ownership interests in 37 suburban buildings totaling 5.9 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at (212) 594-2700.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Rental revenue, net	$304,226	$279,608	$607,555	$535,584
Escalation and reimbursement	41,407	38,576	82,376	76,383
Investment income	45,191	39,714	87,260	93,798
Other income	18,250	22,734	28,182	37,312
Total revenues	409,074	380,632	805,373	743,077
Expenses:
Operating expenses, including related party expenses of $4,472 and $8,189 in 2015 and $4,567 and $8,080 in 2014	70,114	69,098	146,891	139,010
Real estate taxes	56,286	51,804	112,009	104,154
Ground rent	8,086	8,040	16,274	16,073
Interest expense, net of interest income	75,746	77,870	151,553	154,048
Amortization of deferred financing costs	5,952	5,401	12,567	9,058
Depreciation and amortization	199,565	93,379	307,902	179,894
Transaction related costs	3,067	1,697	4,210	4,171
Marketing, general and administrative	23,200	23,872	48,664	47,128
Total expenses	442,016	331,161	800,070	653,536
(Loss) income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment and loss on early extinguishment of debt	(32,942)	49,471	5,303	89,541
Equity in net income from unconsolidated joint ventures	2,994	8,619	7,024	14,748
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	769	1,444	769	106,084
Purchase price fair value adjustment	—	71,446	—	71,446
Loss on early extinguishment of debt	—	(1,028)	(49)	(1,025)
(Loss) income from continuing operations	(29,179)	129,952	13,047	280,794
Net income from discontinued operations	—	5,645	427	11,414
Gain on sale of discontinued operations	—	114,735	12,983	114,735
Net (loss) income	(29,179)	250,332	26,457	406,943
Net loss (income) attributable to noncontrolling interests in the Operating Partnership	1,577	(8,645)	(166)	(13,374)
Net income attributable to noncontrolling interests in other partnerships	(6,626)	(1,843)	(12,553)	(3,333)
Preferred unit distributions	(1,140)	(565)	(2,091)	(1,130)
Net (loss) income attributable to SL Green	(35,368)	239,279	11,647	389,106
Perpetual preferred stock dividends	(3,738)	(3,738)	(7,476)	(7,475)
Net (loss) income attributable to SL Green common stockholders	$(39,106)	$235,541	$4,171	$381,631

Earnings Per Share (EPS)
Net (loss) income per share (Basic)	$(0.39)	$2.47	$0.04	$4.01
Net (loss) income per share (Diluted)	$(0.39)	$2.46	$0.04	$3.99

Funds From Operations (FFO)
FFO per share (Basic)	$1.63	$1.63	$3.14	$3.15
FFO per share (Diluted)	$1.62	$1.62	$3.12	$3.14

Basic ownership interest
Weighted average REIT common shares for net income per share	99,579	95,455	98,994	95,288
Weighted average partnership units held by noncontrolling interests	3,908	3,515	3,936	3,339
Basic weighted average shares and units outstanding	103,487	98,970	102,930	98,627

Diluted ownership interest
Weighted average REIT common share and common share equivalents	100,038	95,969	99,487	95,789
Weighted average partnership units held by noncontrolling interests	3,908	3,515	3,936	3,339
Diluted weighted average shares and units outstanding	103,946	99,484	103,423	99,128

SL GREEN REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$3,756,488	$3,844,518
Building and improvements	8,397,117	8,778,593
Building leasehold and improvements	1,424,822	1,418,585
Properties under capital lease	27,445	27,445
	13,605,872	14,069,141
Less: accumulated depreciation	(2,081,646)	(1,905,165)
	11,524,226	12,163,976
Assets held for sale	420,569	462,430
Cash and cash equivalents	215,896	281,409
Restricted cash	128,234	149,176
Investment in marketable securities	46,251	39,429
Tenant and other receivables, net of allowance of $16,369 and $18,068 in 2015 and 2014, respectively	64,873	57,369
Related party receivables	11,395	11,735
Deferred rents receivable, net of allowance of $23,656 and $27,411 in 2015 and 2014, respectively	433,999	374,944
Debt and preferred equity investments, net of discounts and deferred origination fees of $18,867 and $19,172 in 2015 and 2014, respectively	1,685,234	1,408,804
Investments in unconsolidated joint ventures	1,262,723	1,172,020
Deferred costs, net	328,838	327,962
Other assets	1,144,720	647,333
Total assets	$17,266,958	$17,096,587

Liabilities
Mortgages and other loans payable	$5,287,934	$5,586,709
Revolving credit facility	705,000	385,000
Term loan and senior unsecured notes	2,113,050	2,107,078
Accrued interest payable and other liabilities	161,188	137,634
Accounts payable and accrued expenses	147,028	173,246
Deferred revenue	337,571	187,148
Capitalized lease obligations	21,013	20,822
Deferred land leases payable	1,387	1,215
Dividend and distributions payable	66,026	64,393
Security deposits	67,985	66,614
Liabilities related to assets held for sale	178,252	266,873
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	9,186,434	9,096,732

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	431,418	469,524
Preferred units	124,723	71,115
Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both June 30, 2015 and December 31, 2014	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 99,590 and 100,928 issued and outstanding at June 30, 2015 and December 31, 2014, respectively (including 3,643and 3,603 shares held in Treasury at June 30, 2015 and December 31, 2014, respectively)	1,033	1,010
Additional paid-in capital	5,570,746	5,289,479
Treasury stock at cost	(325,207)	(320,471)
Accumulated other comprehensive loss	(10,906)	(6,980)
Retained earnings	1,657,911	1,752,404
Total SL Green Realty Corp. stockholders’ equity	7,115,509	6,937,374
Noncontrolling interests in other partnerships	408,874	521,842
Total equity	7,524,383	7,459,216
Total liabilities and equity	$17,266,958	$17,096,587

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
FFO Reconciliation:
Net (loss) income attributable to SL Green common stockholders	$(39,106)	$235,541	$4,171	$381,631
Add:
Depreciation and amortization	199,565	93,379	307,902	179,894
Discontinued operations depreciation adjustments	—	1,459	—	4,756
Joint venture depreciation and noncontrolling interest adjustments	4,435	8,161	13,057	21,148
Net income attributable to noncontrolling interests	5,049	10,488	12,719	16,707
Less:
Gain on sale of discontinued operations	—	114,735	12,983	114,735
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	769	1,444	769	106,084
Purchase price fair value adjustment	—	71,446	—	71,446
Depreciation on non-rental real estate assets	500	503	1,025	1,017
Funds From Operations attributable to SL Green common stockholders and noncontrolling interests	$168,674	$160,900	$323,072	$310,854

			SL Green’s share of
	Consolidated Properties		Unconsolidated Joint Ventures		Combined
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2015	2014	2015	2014	2015	2014
Operating income and Same-store NOI Reconciliation:
(Loss) income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment and loss on early extinguishment of debt	$(32,942)	$49,471	$—	$—

Equity in net income from unconsolidated joint ventures	2,994	8,619	2,994	8,619
Depreciation and amortization	199,565	93,379	15,819	14,928
Interest expense, net of interest income	75,746	77,870	18,259	15,427
Amortization of deferred financing costs	5,952	5,401	1,344	832
Loss on early extinguishment of debt	—	(1,028)	—	—
Operating income	$251,315	$233,712	$38,416	$39,806

Marketing, general and administrative expense	23,200	23,872	—	—
Net operating income from discontinued operations	—	10,661	—	—
Transaction related costs	3,067	1,697	3	27

Non-building revenue	(47,353)	(58,756)	(6,361)	(6,365)
Equity in net income from unconsolidated joint ventures	(2,994)	(8,619)	—	—
Loss on early extinguishment of debt	—	1,028	—	1,787
Net operating income (NOI)	227,235	203,595	32,058	35,255	$259,293	$238,850

NOI from discontinued operations	—	(10,661)	—	—	—	(10,661)
NOI from other properties/affiliates	(34,755)	(18,275)	(9,190)	(13,039)	(43,945)	(31,314)
Same-Store NOI	$192,480	$174,659	$22,868	$22,216	$215,348	$196,875

Ground lease straight-line adjustment	400	400	—	—	400	400

Straight-line and free rent	(24,353)	(13,278)	(2,131)	(2,062)	(26,484)	(15,340)
Rental income — FAS 141	(5,197)	(6,249)	(258)	(390)	(5,455)	(6,639)
Same-store cash NOI	$163,330	$155,532	$20,479	$19,764	$183,809	$175,296

	Consolidated Properties		SL Green’s share of Unconsolidated Joint Ventures		Combined
	Six Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014	2015	2014
Operating income and Same-store NOI Reconciliation:
Income from continuing operations before equity in net income from unconsolidated joint ventures, equity in net gain on sale of interest in unconsolidated joint venture/real estate, purchase price fair value adjustment and loss on early extinguishment of debt	$5,303	$89,541	$—	$—

Equity in net income from unconsolidated joint ventures	7,024	14,748	7,024	14,748
Depreciation and amortization	307,902	179,894	29,967	35,085
Interest expense, net of interest income	151,553	154,048	33,514	34,130
Amortization of deferred financing costs	12,567	9,058	2,665	3,458
Loss on early extinguishment of debt	(49)	(1,025)	—	—
Operating income	$484,300	$446,264	$73,170	$87,421

Marketing, general and administrative expense	48,664	47,128	—	—
Net operating income from discontinued operations	488	24,599	—	—
Transaction related costs	4,210	4,171	10	100

Non-building revenue	(95,405)	(123,259)	(12,718)	(10,170)
Equity in net income from unconsolidated joint ventures	(7,024)	(14,748)	—	—
Loss on early extinguishment of debt	49	1,025	407	3,382
Net operating income (NOI)	435,282	385,180	60,869	80,733	$496,151	$465,913

NOI from discontinued operations	(488)	(24,599)	—	—	(488)	(24,599)
NOI from other properties/affiliates	(76,712)	(23,777)	(15,353)	(36,951)	(92,065)	(60,728)
Same-Store NOI	$358,082	$336,804	$45,516	$43,782	$403,598	$380,586

Ground lease straight-line adjustment	801	801	—	—	801	801

Straight-line and free rent	(37,291)	(23,441)	(4,279)	(4,810)	(41,570)	(28,251)
Rental income — FAS 141	(8,460)	(12,235)	(793)	(854)	(9,253)	(13,089)
Same-store cash NOI	$313,132	$301,929	$40,444	$38,118	$353,576	$340,047

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2015	2014
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	22,009	21,905
Portfolio percentage leased at end of period	96.9%	94.2%
Same-Store percentage leased at end of period	96.5%	93.6%
Number of properties in operation	31	30

Office square feet where leases commenced during quarter (rentable)	573,432	314,938
Average mark-to-market percentage-office	16.5%	0.5%
Average starting cash rent per rentable square foot-office	$61.66	$54.18

(1)  Includes wholly-owned and joint venture properties.

The following table reconciles estimated earnings per share (diluted) to FFO per share (diluted) for the year ending December 31, 2015.

	Year Ended December 31,
	2015	2015
Net income per share attributable to SL Green stockholders	$1.93	$1.97
Add:
Depreciation and amortization	5.43	5.43
Unconsolidated joint ventures depreciation and noncontrolling interests adjustments	0.28	0.28
Net income attributable to noncontrolling interests	0.23	0.23
Less:
Gain on sale of discontinued operations	1.54	1.54
Equity in net gain on sale of interest in unconsolidated joint venture / real estate	0.01	0.01
Depreciation and amortization on non-real estate assets	0.02	0.02
Funds from Operations per share attributable to SL Green common stockholders and noncontrolling interests	$6.30	$6.34